Exhibit 99.1
Contacts:
Bob Newell
Vice President, Finance and Operations, Chief Financial Officer
Cardica, Inc.
(650) 331-7133
investors@cardica.com
Daryl Messinger
WeissComm Partners, Inc.
(415) 999-2361
daryl@weisscommpartners.com
CARDICA ANNOUNCES FISCAL 2007 FOURTH QUARTER
AND YEAR END FINANCIAL RESULTS
— Initial Successful Launch of C-Port® Flex A Distal Anastomosis System—
— New Collaboration with Cook Medical to Address Heart Defects—
— Completion of Private Placement—
REDWOOD CITY, Calif. — August 2, 2007 — Cardica, Inc. (Nasdaq: CRDC) today reported financial results and corporate progress for its fiscal 2007 fourth quarter and year ended June 30, 2007.
“2007 was a year of remarkable achievement. Our success with the U.S. and European regulatory agencies and steady commercial adoption of our C-Port® Distal Anastomosis Systems continue to underscore the high-quality, reliability and consistency of our innovative products,” said Bernard A. Hausen, M.D., Ph.D., president and chief executive officer of Cardica. “In addition, we laid a solid foundation for anticipated future commercial and corporate growth through our substantial development progress and an additional partnership with Cook Medical.”
“Moving forward into fiscal 2008, we intend to expand our anastomosis product offerings to bring the automated reliability and superior results obtained using our proprietary devices to enable minimally invasive coronary artery bypass graft (CABG) surgery,” continued Dr. Hausen.

Recent Highlights and Accomplishments
Commercial Progress
•	Trained a total of 163 surgeons on the C-Port® Distal Anastomosis Systems since product introduction;
•	Increased cumulative worldwide shipments of C-Port systems to over 1,900 units, with 480 units sold in the fiscal 2007 fourth quarter;
•	Increased cumulative worldwide shipments of PAS-Port® Proximal Anastomosis Systems to over 5,900 units, with 610 units sold in the fiscal 2007 fourth quarter with the vast majority of units deployed in Japan;
•	In the United States, launched the C-Port Flex A Anastomosis System, a variation of Cardica’s C-Port® xA Distal Anastomosis System product line that further facilitates automated anastomosis during less invasive CABG procedures;
•	At the International Society for Minimally Invasive Cardiothoracic Surgery (ISMICS) meeting in June, leading U.S. and international surgeons presented data highlighting long-term patency for the C-Port and PAS-Port systems; and
•	At the 37th Japanese Society for Cardiovascular Surgery in July, leading Japanese cardiothoracic surgeons presented favorable long-term patency data on the use of the PAS-Port system.
Corporate and Pipeline Progress
•	Entered into a new additional agreement with Cook Medical to develop and commercialize a specialized device designed to close the patent foramen ovale (PFO), a relatively common heart defect present in approximately 15 to 20 percent of the general population;
•	Raised $11.9 million in gross proceeds from the sale of 2,301,337 shares of Cardica’s common stock and the issuance of warrants for the purchase of 575,347 additional shares of Cardica’s common stock; and
•	Based on the success of our partnership with Century Medical, extended the distribution agreement for PAS-Port systems in Japan for an additional five years, through July 2014, and restructured and reduced outstanding debt to Century.
Fiscal 2007 Fourth Quarter Financial Results
Total product revenue was $679,000 for the fiscal 2007 fourth quarter versus $378,000 for the fiscal 2006 fourth quarter. Total net revenue was $1,005,000 for the fiscal 2007 fourth quarter compared to $889,000 for the same period in fiscal 2006. Cost of product revenue was $726,000 for the fiscal 2007 fourth quarter compared to $831,000 for the same period in fiscal 2006.
Research and development expenses were $2.1 million for the fiscal 2007 fourth quarter compared to $1.9 million for the fiscal 2006 fourth quarter. Selling, general and administrative expenses for the fiscal 2007 fourth quarter were $2.4 million compared to $2.0 million for the same period in fiscal 2006.
The net loss for the fiscal 2007 fourth quarter was $4.0 million, or $0.34 per share, compared to a net loss of $3.7 million, or $0.39 per share, for the fiscal 2006 fourth quarter.

Fiscal Year Ended June 30, 2007 Financial Results
Total net revenue for the fiscal year ended June 30, 2007 was $3.5 million, compared to $2.1 million for fiscal 2006. Total operating costs and expenses for fiscal 2007 were $19.0 million, compared to $14.2 million for fiscal 2006. The net loss for fiscal 2007 was $13.6 million, or $1.25 per share compared to a net loss of $12.4 million, or $2.58 per share, for fiscal 2006.
Cash, cash equivalents and investments at June 30, 2007 were $23.4 million, compared to $16.6 million at March 31, 2007. As of June 30, 2007, common shares outstanding were 13,606,333 shares.
Financial Guidance for Fiscal 2008
For fiscal 2008, Cardica expects total net revenue of $6 million to $8 million, with product revenue of between $4 million to $5 million and collaboration revenue of between $2 million and $3 million. Cardica anticipates that fiscal 2008 research and development, sales, general and administrative costs will total between $20 million and $21 million, including non-cash stock-based compensation expense of approximately $2 million. The net loss for fiscal 2008 is anticipated to be between $16 million and $18 million.
Corporate Milestones
Cardica expects to achieve the following milestones over the course of fiscal 2008:
•	Continue to train 25 to 30 surgeons per quarter on the use and benefits of the C-Port systems;
•	Receive CE Mark approval for the C-Port Flex A system for use in open chest surgery in the first half of fiscal 2008;
•	Introduce a cartridge-based C-Port system for multiple deployments in the second half of fiscal 2008;
•	Launch the C-Port® xV Distal Anastomosis System, a C-Port product line extension designed to be used with larger vein grafts, in the second half of fiscal 2008;
•	Submit the PAS-Port system for 510(k) clearance in the third quarter of fiscal 2008; and
•	Achieve additional developmental milestones under two separate partnerships with Cook Medical.
Conference Call Details
To access the live conference call on today, Thursday, August 2 at 4:30 p.m. Eastern Time via phone, please dial 888-396-2369 from the United States and Canada or 617-847-8710 internationally. The conference ID is 89456538. Please dial in approximately ten minutes prior to the start of the call. A telephone replay will be available beginning approximately one hour after the call through August 9, 2007 and may be accessed by dialing 888-286-8010 from the United States and Canada or 617-801-6888 internationally. The replay passcode is 94864741.
To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of Cardica’s website at www.cardica.com. Please connect to the website at least 15 minutes prior to the call to allow for any necessary software downloads.
About Cardica, Inc.
Cardica designs and manufactures automated anastomosis systems for coronary artery bypass graft (CABG) surgery. By replacing hand-sewn sutures with easy-to-use automated systems, Cardica provides cardiovascular surgeons with rapid, reliable and consistently reproducible anastomoses, or connections of blood vessels, often considered the most critical aspect of the CABG procedure.
Cardica’s C-Port(R) Distal Anastomosis Systems are marketed in Europe and the United States. The PAS-Port(R) Proximal Anastomosis System is marketed in Europe and Japan and is being evaluated in a pivotal trial in the United States and Europe. Cardica also is developing additional devices to facilitate vascular and other surgical procedures. Go to http://www.cardica.com for more information.

Forward-Looking Statements
This press release contains “forward-looking” statements, including statements relating to the commercial adoption of Cardica’s C-Port Distal Anastomosis System, anticipated future commercial and corporate growth, expansion of Cardica’s anastomosis product offerings and the matters described under the heading “Corporate Milestones” and “Financial Guidance for Fiscal 2008,” including all financial guidance for the fiscal year ending June 30, 2008. Any statements contained in this press release that are not historical facts may be deemed to be forward-looking statements. The words “anticipated,” “believe,” “plan,” “expect,” “estimate,” “intend” and “will” or similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause Cardica’s results to differ materially from those indicated by these forward-looking statements, including risks associated with market acceptance of Cardica’s C- Port Distal Anastomosis Systems, manufacturing of the C-Port Distal Anastomosis Systems, Cardica’s sales, marketing and distribution strategy and capabilities, Cardica’s ability to obtain regulatory clearance to market the C-Port Flex A Distal Anastomosis System in Europe, the development and introduction of the cartridge-based C-Port system, and the launch of the C-Port xV Distal Anastomosis System, the timing and success of pre-clinical studies of and regulatory activities related to the Cook Vascular Access Closure Device and specialized PFO closure device and the timing of completion and success of the multi-national clinical trial using Cardica’s PAS-Port system, as well as other risks detailed from time to time in Cardica’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2007. Cardica does not undertake any obligation to update forward-looking statements. You are encouraged to read the Company’s reports filed with the U.S. Securities and Exchange Commission, available at www.sec.gov.
~financial statements follow~

Cardica, Inc.
Statement of Operations
(amounts in thousands except per share amounts)

	Three months ended		Twelve months ended
	June 30,		June 30,
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Revenue
Product revenue, net	$679	$378	$2,103	$1,028
Development revenue	309	500	1,370	1,000
Product and royalty revenue from related party	17	11	56	31

Total	1,005	889	3,529	2,059

Operating costs and expenses
Cost of product revenue	726	831	2,880	2,102
Research and development	2,052	1,938	7,014	6,459
Selling, general and administrative	2,416	1,988	9,057	5,645

Total operating costs and expenses	5,194	4,757	18,951	14,206

Loss from operations	(4,189)	(3,868)	(15,422)	(12,147)
Interest income	202	403	1,113	782
Interest expense	(26)	(261)	(458)	(1,047)
Other income (expense)	2	—	2	(4)
Gain on early retirement of notes payable to related party	—	—	1,183	—

Net loss	$(4,011)	$(3,726)	$(13,582)	$(12,416)

Basic and diluted net loss per share	$(0.34)	$(0.39)	$(1.25)	$(2.58)

Shares used in computing basic and diluted net loss per share	11,826	9,660	10,878	4,817

	June 30,	June 30,
	2007	2006
	(unaudited)
Assets
Cash and investments	$23,434	$32,080
Other assets	3,890	3,078

Total assets	$27,324	$35,158

Liabilities and stockholders’ equity
Total current liabilities	$3,315	$1,645
Total long-term liabilities	2,020	15,836
Stockholders’ equity	21,989	17,677

Total liabilities and stockholders’ equity	$27,324	$35,158